Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura	Crowley
Director	of Investor Relations and Public Relations
SYNNEX	Corporation
(510)	668-3715
laurack@synnex.com

SYNNEX Corporation Announces Change to Board of Directors

FREMONT, CA —January 20, 2006—SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced that Young Sohn will not be standing for re-election to the SYNNEX Board for 2006-2007 and has resigned effective immediately to pursue personal and other professional interests.

Mr. Sohn has served as a member of the SYNNEX Board of Directors since February 2001. Mr. Sohn was instrumental in providing guidance and direction to the Company during its transformation from a private company to a public company in November 2003.

“We appreciate Young’s service and dedication over the years,” said Robert Huang, President and Chief Executive Officer of SYNNEX Corporation. “His leadership and board level perspective have been instrumental in our over-all success and we truly wish him well on his future endeavors.”

With the addition of James Van Horne and Gregory Quesnel in September 2005 and the recent decision by Mr. Sohn, the number of SYNNEX board members is seven. Five of SYNNEX’ seven members are independent.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, demand generation marketing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

Source: SYNNEX Corporation